Exhibit 99.1

NEWS RELEASE

For Immediate Release

May 14, 2004

INTEREP REPORTS FIRST QUARTER 2004

FINANCIAL RESULTS

NEW YORK – Interep National Radio Sales, Inc. (“Interep”) (OTC BB: IREP), the largest independent sales and marketing company specializing in radio, the Internet and complementary media, today announced that total commission revenue for the quarter ended March 31, 2004 decreased 8% to $16.9 million from $18.3 million for the same period last year. The $1.4 million decrease was attributable to the cancellation of our representation contract with Citadel Broadcasting in the fourth quarter of 2003. Commission revenue from our other clients for the first quarter was essentially the same as in the same period last year.

Loss per share for the first quarter was $0.90, as compared to $0.87 for the comparable period in 2003. Net loss for the first quarter increased 3% to $9.2 million, as compared to $8.9 million for the comparable period in 2003.

Selling, general and administrative expenses decreased 4% to $18.1 million for the first quarter from $18.8 million for the same period in 2003. The $0.7 million decrease in selling expenses was, in large part, attributable to lower compensation costs in the first quarter of 2004 offset by special promotion programs.

The presentation of Interep’s historical financial performance reflects the adoption by the SEC of Regulation G and related guidance affecting the use and disclosure of non-GAAP financial measures. As a consequence, Interep no longer refers to “Operating Income before Depreciation and Amortization” as “EBITDA.” For the first quarter ended March 31, 2004, operating loss before depreciation and amortization was $1.0 million, as compared to $0.5 million for the comparable period in 2003.

“We are seeing stronger pacing in the major markets for second quarter business bookings and are very optimistic that this positive trend will continue,” said Ralph Guild, Chairman and CEO. “I am pleased to say that we are maintaining our year-end guidance of mid to high single-digit national radio growth in 2004.”

“The combination of important factors such as a recovering economy, positive national radio outlook and our continuing efforts to increase sales productivity position us well for 2004,” said Bill McEntee, Senior Vice President & Chief Financial Officer.

OUTLOOK – SECOND QUARTER 2004

Despite short-term visibility, second quarter pacing is showing stronger gains over last year, particularly, in the top markets. Overall, national is pacing in the high single-digit range. The top 25 markets, which represent 70% of the national business, are up in the high single-digit to low double-digit range. Markets ranked 26-50 are pacing in the -2% to flat over last year.

“Visibility is still very low and advertisers are booking very close to a schedule’s start date. But these numbers do provide us with the confidence that there is an opportunity for greater increases in business bookings for the rest of the quarter,” added McEntee.

Two of national radio’s biggest advertiser categories, Retail and Telecom, while soft in their first quarter spending, are showing positive gains in the second quarter over last year. Retail is up high single-digit and Telecom is up in the double-digit range. Other categories showing strong pacing in the second quarter are political, banks and investment firms, computer software, cosmetics, broadcast TV, consumer products and mail services.

A detailed listing of the pacing report is available on the investor relation section of the company’s website at www.interep.com under research and financial reports.

(Source: Interep/DDS data, as of business bookings for the broadcast week ending May 3, 2004)

About Interep:

Interep (OTCBB: IREP) is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet and complementary media, with offices in 17 cities. Interep is the parent company of ABC Radio Sales, Infinity Radio Sales, and the Freedom Radio Group, which includes Cumulus Radio Sales, D&R Radio, McGavren Guild Radio, SBS/Interep and Susquehanna Radio Sales. Interep Interactive is the company’s interactive representation and web publishing division specializing in the sales and marketing of on-line advertising, including streaming media. Interep Interactive includes Winstar Interactive, Cybereps and Perfect Circle Media. Interep provides national advertisers access to 20,000 local events nationwide through its events marketing group, The Event Shop. In addition, Interep provides a variety of support services, including: consumer and media research, sales and management training, promotional programs and unwired radio “networks.” Clients also benefit from Interep’s new business development team, the Interep Marketing Group, as well as Morrison & Abraham, Interep’s sales consulting division focusing on non-traditional revenue.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Interep’s recent filings with the Securities and Exchange Commission.

For more information, visit the company’s website at www.interep.com.

Contact:	Ralph Guild	(212) 916-0508
	Bill McEntee	(561) 227-0601
	Victor Lirio	(212) 309-9031

INTEREP NATIONAL RADIO SALES, INC.

SUMMARY OPERATING DATA

(dollars in thousands)

	Three Months Ended March 31
	2004	2003
Revenue:
Commission revenue	16,889	18,342
Contract termination	236	5

Total revenue	17,125	18,347
Selling expenses	14,646	15,365
General and administrative expenses	3,447	3,429
Operating loss before depreciation and amortization, contract termination revenue and option repricing	(1,204)	(452)
Operating loss before depreciation and amortization	(968)	(447)
Depreciation and amortization	(5,300)	(5,588)
Operating loss	(6,268)	(6,035)
Interest expense, net	(2,658)	(2,756)
Other income / tax provision	(164)	(46)
Net loss	(9,090)	(8,837)
Preferred stock dividend	114	110
Net loss applicable to common shareholders	(9,204)	(8,947)
LPS - Fully Diluted	(0.90)	(0.87)

Reconciliation of Operating Income before Depreciation and Amortization

(dollars in thousands)

	Three Months Ended March 31
	2004	2003
Net loss applicable to common shareholders	(9,204)	(8,947)
Add back:
Depreciation and amortization	5,300	5,588
Preferred stock dividend	114	110
Tax provision	164	46
Interest expense, net	2,658	2,756

Operating loss before depreciation and amortization	(968)	(447)